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                                                                    EXHIBIT T3E3


                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF OKLAHOMA

IN RE:                                 )
                                       )
SHEFFIELD STEEL CORPORATION,           )        Case No. 01-05508-R
a Delaware corporation,                )        (Chapter 11)
                                       )
WADDELL'S REBAR FABRICATORS,           )        Case No. 01-05509-R
INC., a Missouri corporation,          )        (Chapter 11 Jointly Administered
                                       )        with Case No. 01-05508-R)
                                       )
WELLINGTON INDUSTRIES, INC.,           )        Case No. 01-05510-R
an Oklahoma corporation,               )        (Chapter 11 Jointly Administered
                                       )        with Case No. 01-05508-R)
    Debtors and Debtors in Possession. )

      FIRST AMENDED ORDER APPROVING SECOND AMENDED AND RESTATED DISCLOSURE
        STATEMENT AND FIXING TIME FOR FILING ACCEPTANCES OR REJECTIONS TO
         SECOND AMENDED JOINT PLAN OF REORGANIZATION AND NOTICE THEREOF
         --------------------------------------------------------------

         TO ALL PARTIES IN INTEREST:

     A hearing was held on May 30, 2002 on the "Disclosure Statement Pursuant to
Section 1125 of the Bankruptcy Code with Respect to Joint Plan of Reorganization of Sheffield Steel Corporation, Waddell's Rebar Fabricators, Inc. and Wellington Industries, Inc." filed under Chapter 11 of the United States Bankruptcy Code by Debtors on April 3, 2002 (the "Disclosure Statement"). The Disclosure Statement referred to a "Joint Plan of Reorganization of Sheffield Steel Corporation, Waddell's Rebar Fabricators, Inc. and Wellington Industries, Inc." (the "Plan") under Chapter 11 of the United States Bankruptcy Code filed by Debtors on April 3, 2002.

     At the hearing on May 30, 2002, the Debtors presented as an Exhibit a "First Amended and Restated Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to Joint Plan of Reorganization of Sheffield Steel Corporation, Waddell's Rebar Fabricators, Inc. and Wellington Industries, Inc." that included and highlighted for the Court and parties in interest certain amendments to the Disclosure Statement. After a hearing on notice, it was determined by the Bankruptcy Court that the Disclosure Statement, as amended, would contain adequate information upon amendment as orally agreed at the hearing and as ordered by the Court.

     Upon review of the Disclosure Statement, as amended, noting that the written objections to the Disclosure Statement filed by Bank of America, N.A., Sand Springs Metal Processing Corporation and the Official Committee of Unsecured Creditors have been resolved or overruled,

     IT IS HEREBY ORDERED, ADJUDGED AND DECREED that:

     A. Notice of the hearing on the Disclosure Statement was proper in all respects.

     B. All objections to the extent not satisfied by the amendments to the Disclosure Statement are overruled.

     C. The Disclosure Statement filed by Debtors, as amended in the "First Amended and Restated Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to Joint Plan of

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Reorganization of Sheffield Steel Corporation, Waddell's Rebar Fabricators, Inc.
and Wellington Industries, Inc." and at the hearing on May 30, 2002 is approved and the Debtors shall file a "Second Amended and Restated Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code with Respect to Joint Plan of Reorganization of Sheffield Steel Corporation, Waddell's Rebar Fabricators, Inc. and Wellington Industries, Inc." (the "Second Amended Disclosure Statement") that incorporates all changes discussed and ordered at the May 30, 2002 hearing. The Debtors shall also file a "Second Amended and Restated Joint Plan of Reorganization of Sheffield Steel Corporation, Waddell's Rebar Fabricators, Inc. and Wellington Industries, Inc." (the "Second Amended Plan") that recognizes the changes to the Second Amended Disclosure Statement. The Second Amended
Disclosure Statement is approved as providing adequate information as required by 11 U.S.C.ss.ss.1125.

         D. On or before the 14th day of June, 2002, this Order, the Second Amended Plan, the Second Amended Disclosure Statement and a ballot substantially conforming to Official Form 14 (collectively the "Solicitation Package") shall be mailed to known creditors, equity security holders, and other parties in interest, and shall be transmitted to the United States Trustee. Creditors, equity security holders and other parties in interest that subsequently become known to the Debtors shall be mailed the Solicitation Package within three business days after their identity becomes known to the Debtors. The Debtors are authorized to modify Official Form 14 for purposes of soliciting acceptances of the Second Amended Plan from holders of Class 4 Claims under the Second Amended Plan due to the unique nature of ownership of Class 4 Claims.

         E. The 14th day of June, 2002 at 4:30 p.m. Central Daylight Savings Time (the "Voting Record Date") shall be the date and time at which the claims register maintained by the Debtors and the several registers with respect to First Mortgage Note Claims (as defined in the Plan) shall be deemed closed for purposes of determining: (i) creditors and equity security holders entitled to receive a copy of the Solicitation Package; and (ii) creditors and equity security holders entitled to vote on the Second Amended Plan.

         F. The Debtors, the Indenture Trustee, transfer agents, banks and brokerage firms and their respective agents, successors, and assigns shall be entitled to rely upon the registered list of record holders and the registered holder(s)'s list of participants for the First Mortgage Notes (as defined in the Plan) as of the Voting Record Date for the purposes of solicitation and distribution of the Solicitation Package and voting on the Second Amended Plan, notwithstanding any subsequent transfer of the First Mortgage Notes or modification of such lists.

         G. The hearing on confirmation of the Second Amended Plan is fixed as the 25th day of July, 2002 at 9:30 o'clock a.m. in Courtroom 1 of the United States Bankruptcy Court for the Northern District of Oklahoma, 224 South Boulder, Tulsa, Oklahoma.

         H. The 11th day of July, 2002 at 4:30 p.m. Central Daylight Savings Time is fixed as the last day and time for filing and serving pursuant to Fed.R.Bankr.P. 3020(b)(1) written objections to confirmation of the Second Amended Plan and for submitting ballots accepting or rejecting the Second Amended Plan.

         Dated this 13th day of June, 2002.


                                            /s/ Dana L. Rasure
                                 ------------------------------------------
                                 DANA L. RASURE, CHIEF JUDGE
                                 UNITED STATES BANKRUPTCY COURT

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